Exhibit 23.4.0

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the inclusion in this current report on Form 8-K of GrafTech International Ltd. of our report dated March 20, 2009 relating to the consolidated financial statements of C/G Electrodes LLC and Subsidiary as of December 31, 2008 and 2007 and for the years then ended.

/s/ Alpern Rosenthal

Alpern Rosenthal

Pittsburgh, Pennsylvania

November 30, 2010